UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 3, 2011
COMARCO, INC.
(Exact Name of Registrant as Specified in Charter)

California (State or Other Jurisdiction of Incorporation)	000-05449 (Commission File Number)	95-2088894 (I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California (Address of Principal Executive Offices)	92630-8870 (Zip Code)
Registrant’s telephone number, including area code: (949) 599-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     On August 3, 2011, Comarco, Inc. (the “Company”) received a letter from Silicon Valley Bank (“SVB”) indicating that an event of default had occurred under the Loan and Security Agreement entered into by and between the Company and SVB on February 11, 2009 (as amended, the “Loan Agreement”). The event of default relates to the Company’s failure to meet the minimum quick ratio financial covenant of “1.25 to 1.00” for each of the periods ending February 28, 2011, March 31, 2011, April 30, 2011, May 31, 2011 and June 30, 2011.
     Pursuant to the terms of the Loan Agreement, the Company may borrow from SVB up to (x) the lesser of (i) $10,000,000 or (ii) 80 percent of the Company’s eligible accounts receivable minus (y) the amount of any outstanding principal balance of any advances made by SVB under the Loan Agreement.
     Currently, the Company has no borrowings outstanding under the Loan Agreement and SVB has issued a single letter of credit on behalf of the Company in the amount of $77,000 (the “Letter of Credit”). While the letter does not terminate the Company’s existing credit facility with SVB, it provides that the Company must (i) immediately repay all obligations under the Loan Agreement, including the Letter of Credit (ii) deposit cash with SVB in an amount equal to the aggregate amount of any letters of credit remaining undrawn, and (iii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any letters of credit.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2011	COMARCO, INC.
	By:	/s/ ALISHA K. CHARLTON
Alisha K. Charlton, Vice President and
Chief Accounting Officer

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